Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218875 on Form S-8 of our report dated June 27, 2022, relating to the financial statements and financial statement schedule of the Best Buy Retirement Savings Plan, appearing in this annual report on Form 11-K of the Best Buy Retirement Savings Plan, for the year ended December 31, 2021.

/s/ Deloitte & Touch LLP

Minneapolis, Minnesota

June 27, 2022